================================================================================
    As filed with the Securities and Exchange Commission on December 3, 1997

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------
                           WESTERN DIGITAL CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                              95-2647125
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)
                            -------------------------
                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (714) 932-5000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                            -------------------------
                           WESTERN DIGITAL CORPORATION
                           DEFERRED COMPENSATION PLAN
                              (Full title of plan)
                            -------------------------
                              MICHAEL A. CORNELIUS
                VICE PRESIDENT LAW & ADMINISTRATION AND SECRETARY
                           WESTERN DIGITAL CORPORATION
                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (714) 932-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------
                         CALCULATION OF REGISTRATION FEE

=============================================================================================
                                                    PROPOSED       PROPOSED
                                                    MAXIMUM         MAXIMUM
                                     AMOUNT         OFFERING       AGGREGATE     AMOUNT OF
      TITLE OF SECURITIES            TO BE         PRICE PER       OFFERING     REGISTRATION
       TO BE REGISTERED          REGISTERED(1)       SHARE         PRICE (2)        FEE
-------------------------------- --------------- --------------- -------------- -------------
WESTERN DIGITAL CORPORATION      $40,000,000          100%        $40,000,000      $11,800
DEFERRED COMPENSATION PLAN
OBLIGATIONS (3)
=============================================================================================

----------
(1) The Western Digital Corporation Deferred Compensation Plan Obligations are unsecured obligations of Western Digital Corporation to pay deferred compensation in the future in accordance with the terms of the Western Digital Corporation Deferred Compensation Plan.

(2) Estimated solely for purposes of calculating registration fees.

(3) Certain amounts granted to participants under the Company's Non-Employee Directors Stock-For-Fees Plan and deferred pursuant to the Company's Deferred Compensation Plan shall be distributed in the form of Company Common Stock. 400,000 shares of Common Stock were previously registered on the Company's Form S-8 Registration Statement No. 33-60168, filed with the Securities and Exchange Commission on March 29, 1993, with respect to the Company's Non-Employee Directors Stock-For-Fees Plan (includes 200,000 shares of Common Stock registered on the Form S-8 Registration Statement and 200,000 shares of Common Stock registered on the Form S-8 Registration Statement pursuant to Rule 416 in connection with the Company's stock dividend of one share for each share outstanding on May 20, 1997).

================================================================================

                                  INTRODUCTION

        This Registration Statement on Form S-8 is filed by Western Digital Corporation, a Delaware corporation (the "COMPANY"), relating to $40,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the "OBLIGATIONS") in accordance with the terms of the Company's Deferred Compensation Plan (the "PLAN").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

        * Information required by Part 1 of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed previously by the Company with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

        (i) The Company's Annual Report on Form 10-K for the year ended June 28, 1997; and

        (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1997.

        All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        $40,000,000 of Obligations are being registered under this Registration Statement to be offered to a select group of management and highly compensated employees and directors of the Company and any of its subsidiaries that have been selected by the Board of Directors of the Company (the "BOARD") to participate in the Plan and have adopted the Plan as a sponsor. The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

        The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. To participate in the Plan, participants must defer a minimum of $2,000 annually and may elect to defer, on an annual basis, up to a maximum of 100% of such participant's base annual salary, annual bonus and director's fees ("ANNUAL DEFERRAL AMOUNT"). Obligations will consist of an amount equal to (A) each participant's "DEFERRAL ACCOUNT" under the Plan which includes (i) the sum of the participant's Annual Deferral Amounts plus (ii) amounts credited to the participant's Deferral Account based on the participant's selection from measurement fund alternatives in accordance with and subject to the rules and procedures established from time to time by the Board or a committee appointed by the Board (the "COMMITTEE"), less (iii) all distributions made to the participant or his or her beneficiary pursuant to the Plan that relate to the participant's Deferral Account and (B) each participant's "COMPANY CONTRIBUTION ACCOUNT" under the Plan which includes (i) the sum of any credits made by the Board, in its sole discretion, as of the last day of the fiscal year of the Plan to such account plus (ii) amounts credited to the participant's Company Contribution Account based on the participant's selection from measurement fund alternatives in accordance with and subject to the rules and procedures established from time to time by the Board or the Committee, less (iii) all distributions made to the participant or his or her beneficiary pursuant to the Plan that relate to the participant's Company Contribution Account.

The following portions of a participant's Deferral Account and Company Contribution Account shall be distributed in the form of Company Common Stock, as a lump sum at the time distribution to the participant is to commence: (i) that portion of a participant's Deferral Account balance attributable to his or her deferral of directors' fees paid in the form of shares of Company Common Stock and granted to non-employee directors pursuant to the terms of the Western Digital Corporation Non-Employee Directors Stock-For-Fees Plan (the "DIRECTORS' PLAN") and (ii) that portion of a participant's Company Contribution Account balance attributable to the 15% premium award granted to non-employee directors as an annual Company Contribution Amount each year pursuant to the Directors' Plan, which amount shall be credited at such times as the Company shall determine.

Participants may receive distributions from their account balances under the following circumstances:

        1. Subject to certain limitations, a participant may elect to receive a future "SHORT-TERM PAYOUT" from the Plan with respect to the Annual Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount for the year for which the Short-Term Payout was elected, plus amounts credited or debited, if any. Subject to the other terms and conditions of the Plan, each Short-Term Payout elected shall be paid within 60 days of the first day of the fiscal year of the Plan (the "PLAN YEAR") that is a number of years (not less than three, as specified by the participant) after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred.

        2. If a participant experiences an extraordinary and unforeseeable financial emergency that arises as a result of events beyond the control of the participant and that places an immediate and heavy financial need that cannot be relieved by certain other resources of the participant, as specified in the Plan, the participant may petition the Board or the Committee to (a) suspend any deferrals required to be made by the participant or (b) receive a partial or full payout from the Plan, provided that any payout shall not exceed the lesser of the participant's vested account balance or the amount needed to satisfy the financial emergency. If, subject to the sole discretion of the Board or the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

        3. In connection with the commencement of participation in the Plan, a participant shall elect to receive retirement benefits in a lump sum or pursuant to an annual installment of 5, 10, 15 or 20 years. The participant may change his or her election to an allowable alternative payout period, provided the change in election is submitted at least three years prior to the participant's retirement and is accepted by the Board, or the Committee, in its sole discretion. If a participant dies after retirement but before the retirement benefit is paid in full, the participant's unpaid retirement benefit payments shall continue and shall be paid to the beneficiary (a) over the remaining period or (b) in a single lump sum if requested by the beneficiary and allowed in the sole discretion of the Board or the Committee. If the participant dies before he or she retires, the participant's beneficiary shall receive an amount equal to the participant's vested account balance.

        4. A participant who is determined by the Board or the Committee to be suffering from a disability, shall be excused thereafter from making deferrals committed pursuant to his or her election for the Plan Year during which the participant first suffers the disability.

        5. If a participant's employment with or service as a director of the Company and/or any of its subsidiaries participating in the Plan is terminated prior to the participant's retirement, death or disability, the participant shall receive an amount equal to the participant's vested account balance, which amount shall be paid in a lump sum within 60 days after the termination of employment or service as a director.

        6. A participant may elect, at any time, to withdraw all of his or her vested account balance, subject to a 10% withdrawal penalty.

        The Obligations are unassignable and non-transferable and neither a participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under the Plan.

        An irrevocable trust has been established to pay the Obligations. The trustee of the trust shall be authorized, upon written instructions from the Board, the Committee or an investment manager appointed by the Committee, to invest and reinvest the assets of the trust in accordance with the trust agreement.

        The Plan is administered by the Board or the Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to resolve all questions arising under the Plan.

        The Company may terminate the Plan at any time and may amend the Plan from time to time by action of the Board; provided, however, that no such amendment shall be effective to decrease or restrict the value of a participant's vested account balance in existence at the time the amendment is made.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145(a) of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        As permitted by Section 102(b)(7) of the GCL the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

        The Company's Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

        The Company may, from time to time, enter into indemnity agreements with each of its directors and officers requiring that the Company pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the Company and solely because of his or her being a director and/or officer. Under the GCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with the Company's Bylaw provision on the subject, the indemnity agreements require the Company to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the GCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the Company would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against the Company. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received a personal benefit, (ii) violated Section 16(b) of the Exchange Act or analogous provisions of law, or
(iii) committed certain acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

        The Company has a policy of directors' liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.    Description
-----------    -----------

 4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997, as filed with the Securities and Exchange Commission on May 9, 1997).

 4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997, as filed with the Securities and Exchange Commission on May 9, 1997).

 4.3 Western Digital Corporation Deferred Compensation Plan, as amended and restated effective January 1, 1998.

 5             Opinion of Gibson, Dunn & Crutcher LLP.

 23.1          Consent of KPMG Peat Marwick LLP, independent auditors.

 23.2 Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto).

 24            Power of Attorney (contained on signature page hereto).

ITEM 9. UNDERTAKINGS.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for a filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 3, 1997.

                                       WESTERN DIGITAL CORPORATION


                                       By:  /s/ CHARLES A. HAGGERTY
                                            ------------------------------------
                                            Charles A. Haggerty
                                            Chairman of the Board, President and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints CHARLES A. HAGGERTY and MICHAEL A. CORNELIUS his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.


      SIGNATURE                          TITLE                       DATE
      ---------                          -----                       ----


/s/ CHARLES A. HAGGERTY
-----------------------    Chairman of the Board, President and   December 3, 1997
 Charles A. Haggerty        Chief Executive Officer (Principal
                                   Executive Officer)


/s/ DUSTON M. WILLIAMS
-----------------------     Senior Vice President, Finance and    December 3, 1997
 Duston M. Williams         Chief Financial Officer (Principal
                             Financial and Accounting Officer)

/s/ JAMES A. ABRAHAMSON
-----------------------                  Director
 James A. Abrahamson                                              December 3, 1997

/s/ PETER D. BEHRENDT
-----------------------                  Director
  Peter D. Behrendt                                               December 3, 1997

/s/ I.M. BOOTH
-----------------------                  Director
     I.M. Booth                                                   December 3, 1997

/s/ IRWIN FEDERMAN
-----------------------                  Director
   Irwin Federman                                                 December 3, 1997





/s/ ANDRE R. HORN
----------------------                 Director
    Andre R. Horn                                              December 3, 1997

----------------------                 Director
   Anne O. Krueger                                             __________, 1997

----------------------                 Director
  Thomas E. Pardun                                             __________, 1997


                                  EXHIBIT INDEX

     Exhibit No.       Description
     -----------       -----------

        4.1            Amended and Restated Certificate of Incorporation of the
                       Company (incorporated by reference to Exhibit 3.4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997, as filed with the Securities and Exchange Commission on May 9, 1997).

        4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2.2 to the Company's Quarterly Report on Form
                       10-Q for the quarter ended March 29, 1997, as filed with the Securities and Exchange Commission on May 9, 1997).

        4.3 Western Digital Corporation Deferred Compensation Plan, as amended and restated effective January 1, 1998.

        5              Opinion of Gibson, Dunn & Crutcher LLP.

        23.1           Consent of KPMG Peat Marwick LLP, independent auditors.

        23.2           Consent of Gibson, Dunn & Crutcher LLP (contained in
                       Exhibit 5 hereto).

        24             Power of Attorney (contained on signature page hereto).
